Exhibit 10.5

AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT dated as of January 30, 2007 is between Clayton Holdings,  Inc., a Delaware corporation with its principal place of business located at 2 Corporate Drive, Shelton, CT 06484 (the “Company”), and David Keith Johnson (the “Employee”).

WHEREAS, the Employee is currently employed as the President and Chief Operating Officer of the Company under an Employment Agreement dated May 1, 2006 (the “Agreement”); and

WHEREAS, the Board of Directors of the Company has authorized new termination arrangements in respect of Employee, and the parties hereto consider it appropriate that the Agreement be amended to reflect such arrangements;

NOW, THERFORE, the Company and the Employee agree to the following amendment to the Agreement.  Capitalized terms used in this Amendment that are not otherwise defined shall have the same meanings as in the Agreement.

1. Section 3.02(f) of the Agreement is deleted in its entirety and replaced with the following:

“(f)                              Upon not less than thirty (30) days’ written notice from Employee to the Company of Employee’s voluntary resignation for Good Reason (as that term is defined below) (which resignation must be within one hundred twenty (120) days of the occurrence of the event or events giving rise to such Good Reason), by written notice to the Chief Executive Officer and the Board of Directors setting forth such Good Reason and giving the Company a reasonable period of time, not less than ten (10) business days, to eliminate and cure such Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) a reduction in Employee’s annual Base Salary; (B) a material diminution of Employee’s duties or job function as the President and Chief Operating Officer of the Company or otherwise normally expected of or assigned to a person holding the position of President and Chief Operating Officer at a business of Company’s size, nature and industry; or (C) the relocation of the offices at which Employee is principally employed to any other location which increases Employee’s commute by more than fifty (50) miles from the current location of such offices.”

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Employee and Company have executed this Amendment as of the date set forth above.

EMPLOYEE:

/s/ David Keith Johnson
David Keith Johnson

CLAYTON HOLDINGS, INC.

/s/ Frank P. Filipps
Frank P. Filipps
Chief Executive Officer